Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

August 5, 2025

Asset Entities Inc.
100 Crescent Court, 7th Floor
Dallas, Texas 75201

Re:	Asset Entities Inc./Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Nevada counsel to Asset Entities Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement (as defined below) relating to, among other matters, the merger of Alpha Merger Sub, Inc., an Ohio corporation and wholly owned subsidiary of the Company (“Merger Sub”), with and into Strive Enterprises, Inc., an Ohio corporation (“Parent”), with Parent surviving the merger as a wholly owned subsidiary of the Company (the “Merger”), pursuant to an Amended and Restated Agreement and Plan of Merger dated as of June 27, 2025 (the “Merger Agreement”). In connection with the Merger, the Company will be renamed “Strive, Inc.” and the “Combined Company” refers to the Company, as renamed, immediately after the effective time of the Merger (the “Effective Time”).

This opinion is being provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K. The Registration Statement relates to the registration with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of 104,630,837 shares of the Company Class B Common Stock as designated in the Amended and Restated Articles of Incorporation of the Combined Company to become effective as of the Effective Time (the “Company Consideration Stock”).

For purposes of these opinions, we have examined and relied upon the following:

(a) the Registration Statement on Form S-4 of the Company, initially filed with the Commission on August 4, 2025 (such registration statement, as amended, as amended from time-to-time, being referred to herein as the “Registration Statement”);

(b) the Merger Agreement filed as Exhibit 2.1 to the Registration Statement;

(c) the Articles of Incorporation of the Company as currently in effect;

Asset Entities Inc.
August 5, 2025

(d) the form of Amended and Restated Articles of Incorporation of the Combined Company to become effective as of the Effective Time filed as Exhibit 3.1 to the Registration Statement;

(e) the Bylaws of the Company as currently in effect;

(f) the form of Amended and Restated Bylaws of the Combined Company to become effective as of the Effective Time filed as Exhibit 3.2 to the Registration Statement; and

(g) certain resolutions and actions of the Board of Directors of the Company relating to approval of the Merger Agreement and transactions contemplated thereby.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (g) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) that, at or prior to the issuance of the Company Consideration Stock, (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded; (ii) the stockholders of the Company will have approved the Merger Agreement; (iii) the transactions contemplated by the Merger Agreement and Registration Statement will be consummated in accordance with the terms of the documents pertaining thereto, without waiver or breach of any material terms or provisions thereof or consent to issuance of any Class B Common Stock other than the Company Consideration Stock, and such transactions will be effective under applicable law; (iv) the Amended and Restated Articles of Incorporation of the Combined Company filed as Exhibit 3.1 to the Registration Statement will be duly adopted and filed with the Nevada Secretary of State; and (v) the Amended and Restated Bylaws of the Combined Company filed as Exhibit 3.2 to the Registration Statement will be duly adopted;

(b) the legal capacity of all natural persons executing the Documents;

(c) the genuineness of all signatures on the Documents;

(d) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

Asset Entities Inc.
August 5, 2025

(e) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(f) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(g) the execution, delivery, and performance by all parties of the Documents; and

(h) that all Documents are or will be at the Effective Time valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that the issuance of the Company Consideration Stock, when issued in the manner and on the terms described in the Registration Statement and Merger Agreement, will have been duly authorized and upon issuance will be validly issued, fully paid, and nonassessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Fennemore Craig, P.C. Fennemore Craig, P.C.

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